Exhibit 10.36

The following table sets forth the current annual base salaries of our named executive officers:

Maynard Jenkins	Chairman & Chief Executive Officer	$800,000
Martin Fraser	President & Chief Operating Officer	$400,000
Larry L. Buresh	Sr. VP & Chief Information Officer	$275,000
Don Watson	Sr. VP & Chief Financial Officer	$280,000
Dale D. Ward	EVP — Commercial Operations	$295,144

On May 25, 2004, the Compensation Committee of the Company’s Board of Directors (“Compensation Committee”) approved and adopted the 2004 General and Administrative Staff Incentive Plan (the “2004 Plan”), which is intended to provide eligible associates, including the Company’s officers (excluding the Chairman and CEO and President and COO, discussed below), with an opportunity to directly share in the success of the Company by paying them cash bonuses for outstanding individual, department and Company achievements during the 2004 fiscal year. Bonuses under the 2004 Plan are payable if Company financial performance goals relating to specified earnings per share (“EPS”); earnings before interest, taxes, depreciation and amortization (“EBITDA”), and cash flow (“Cash Flow”), as well as individual performance goals, for fiscal 2004, are met. Bonuses relative to Company performance goals are calculated utilizing predetermined percentages of the officers’ salaries based on the amount by which the Company’s actual goal achievement exceeds the specified targets. Bonuses relative to individual performance are awarded based on the level of performance determined to have been achieved by each officer. Messrs. Buresh, Watson and Ward are eligible to be awarded an annual incentive bonus under the 2004 Plan not to exceed 100% of their respective base salaries depending upon the levels of EPS, EBITDA and/or Cash Flow and individual performance actually achieved.

On April 14, 2004, the Compensation Committee approved the Executive Incentive Program, which was approved by our stockholders in June 2004. The Executive Incentive Program provides the terms for incentive bonuses to be paid to the CEO and COO only, for fiscal 2004, based on the Company’s achievement of financial performance goals relative to the same EPS, EBITDA and the Cash Flow targets as set forth under the 2004 Plan. Messrs. Jenkins and Fraser are eligible to be awarded an annual incentive bonus for fiscal 2004 under the Executive Incentive Program not to exceed 160% of their respective base salaries depending upon the levels of EPS, EBITDA and/or Cash Flow actually achieved.

Awards under the 2004 Plan and the Executive Incentive Program have not yet been determined by the Compensation Committee.